Exhibit 19.1
Zentalis Pharmaceuticals, Inc.
Insider Trading Compliance Policy
Introduction
This Insider Trading Compliance Policy (this “Policy”) sets forth procedures designed to help persons covered by this Policy comply with U.S. federal and state insider trading laws.
U.S. federal and state laws prohibit trading in the Securities (defined below) of a company while in possession of material nonpublic information (“MNPI”) about the company. These laws also prohibit anyone who is aware of MNPI about a company from providing this information to others who may trade in that company’s securities, known as “tipping”.
Violating such laws can undermine investor trust, harm the reputation and integrity of Zentalis Pharmaceuticals, Inc. (together with its subsidiaries, “Zentalis” or the “Company”), result in dismissal from the Company and result in criminal and civil charges against the individual and the Company.
The Company reserves the right to take whatever disciplinary or other measures it determines in its sole discretion to be appropriate in any particular situation for violation of U.S. federal and state laws relating to trading and violation of this Policy, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Policy applies to:
•all officers, directors and employees of the Company;
•any additional persons, such as contractors or consultants, whom the Compliance Officers (defined below) determine that this Policy applies to and are notified of such determination in writing (which may be by email); and
•any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account).
The individuals and entities specified above, together with any other person designated as being subject to this Policy by the Chief Financial Officer and the Chief Legal Officer, or persons performing similar functions (the “Compliance Officers”), or their designee(s), are referred to as “Covered Persons”.
Covered Persons are responsible for ensuring that members of their household comply with this Policy.

    Questions regarding the Policy should be directed to the Compliance Officers, who are responsible for the administration of this Policy.
Policy Statement
Unless otherwise permitted by this Policy, a Covered Person must not do the following:
•Zentalis Securities: purchase, sell, gift or otherwise transfer any type of Security of Zentalis while in possession of MNPI relating to Zentalis regardless of whether such purchase, sale, gift or other transfer is made via Zentalis’ equity platform, a personal brokerage account, or any other trading platform;
•Securities of Other Companies: purchase, sell, gift or otherwise transfer any Security of any other company (e.g., collaborators, partners, suppliers, customers, competitors or other third parties (collectively, “Third Parties”) while in possession of MNPI about the company, including any MNPI about the company obtained in the course of the Covered Person’s employment or service with Zentalis;
•Tipping:
odirectly or indirectly communicate MNPI about the Zentalis or a Third Party (“tip”) to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information); or
odirectly or indirectly communicate MNPI to anyone within the Company other than on a “need-to-know” basis.
Blackout Periods
    From time to time, a Compliance Officer, or a Compliance Officer’s designee, may prohibit certain Covered Persons from purchasing selling, gifting or otherwise transferring any Security of the Company during a specified trading suspension period (a “blackout period”). A Compliance Officer, or a Compliance Officer’s designee, will notify such Covered Person(s) of the blackout period’s commencement and termination, and the existence of the blackout period should not be disclosed to others.
Preclearance of Trades
All transactions in the Company’s Securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by directors, officers, and such other employees, consultants and contractors listed on Appendix I, as amended from time to time by the Board of Directors, the Audit Committee or the Compliance Officers (each, a “Preclearance Person”) must be precleared by the Compliance Officers, other than those transactions described under “Exceptions”.
To submit a preclearance request, you must follow the procedures described in Appendix I, which may be amended by the Compliance Officers in their disrection.
Exceptions

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The following transactions are (1) permitted during blackout periods and (2) do not require preclearance:
•Transactions with the Company: purchases of the Company’s Securities by a Covered Person from the Company (such as purchases of the Company’s Securities via the Company’s Employee Stock Purchase Plan), or sales of the Company’s Securities by a Covered Person to the Company;
•Certain exercises of equity: cash exercises of stock options or other equity awards, or the surrender of shares to the Company in payment of the exercise price (please note that the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s Securities, and therefore would not qualify under this exception);
•Sell-to-cover: the surrender of shares to the Company in satisfaction of any tax withholding obligations that is mandated by the Company;
•Vesting: vesting of equity-based awards;
•Mutual funds: if an individual owns shares of a mutual fund that invests in the Company’s Securities, the trading of shares of such mutual fund;
•Change in form of ownership: transactions that involve merely the change in the form in which a Covered Person owns the Company’s Securities (for example, transfer of the Company’s Securities to an inter vivos trust of which the Covered Person is the sole beneficiary during their lifetime);
•10b5-1 plans: purchases or sales of the Company’s Securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”); or
•Non-Rule 10b5-1 trading arrangements: purchases or sales of the Company’s Securities made pursuant to a “non-Rule 10b5-1 trading arrangement” as defined in Item 408(c) of Regulation S-K that (i) was entered into outside of a blackout period and while the Covered Person was unaware of any MNPI, and (ii) has been pre-cleared by the Compliance Officers.
Further exceptions to blackout periods and trading preclearance may be approved by the Compliance Officers or, in the case of exceptions for directors or executive officers, the Board of Directors.
Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s Securities:
Short Sales
Short sales of the Company’s Securities (sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale) are prohibited by this Policy.

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Derivative Securities
Transactions in puts, calls, or other derivative Securities involving the Company’s equity Securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.
Hedging Transactions
Hedging transactions involving the Company’s Securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity Securities, are prohibited by this Policy.
Margin Accounts and Pledging
Covered Persons are prohibited from pledging Company Securities as collateral for a loan, purchasing Company Securities on margin (i.e., borrowing money to purchase the Securities), or placing Company Securities in a margin account (which would allow you to borrow against your holdings to buy Securities). This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officers.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a Covered Person is affiliated to distribute Company Securities to its partners, members, or other similar persons. It is the responsibility of each affected Covered Person and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s Securities (a “Trading Plan”) entered into in accordance with Rule 10b5-1 that has been submitted to and preapproved by the Compliance Officers.
A Trading Plan may only be modified outside of a blackout period and, in any event, when the individual does not possess MNPI. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officers. For more information regarding Trading Plans and non-Rule 10b5-1 trading arrangement, please refer to Appendix II.
Post-Termination Transactions
If an individual is in possession of MNPI when the individual’s service terminates, the individual may not trade in the Company’s Securities until that information has become public or is no longer material.

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Interpretation, Amendment, and Implementation of this Policy
The Compliance Officers shall have the authority to interpret and update this Policy and all related policies and procedures, except for those sections of this Policy specifically reserving rights for the Board of Directors. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officers, may include amendments to, or departures from, the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Compliance Officers, or any other Company personnel do not constitute legal advice, nor do they insulate any individual from the consequences of noncompliance with this Policy or with securities laws.
Questions regarding how these terms apply to specific circumstances should be directed to the Compliance Officers, who are responsible for the administration of this Policy.
Confidentiality
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with applicable securities laws. Covered Persons must treat all information they learn about the Company or the companies with which the Company does business as a result of an insider's service to or employment by the Company as confidential and proprietary.
The timing and nature of the Company's disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to individual directors, officers, employees and the Company. Accordingly, it is important that responses to inquiries regarding the Company from the press, investment analysts or others in the financial community be made on the Company's behalf only through authorized individuals, as expressly identified by the Company.
Certification of Compliance
All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy. The required form of certification is attached to this Policy.
Definitions
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Material” means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision). For more details on the definition of “material,” please refer to Exhibit A.
“Nonpublic” means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security. For more details on the definition of “nonpublic,” please refer to Exhibit A.
“Officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Exchange Act.

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“Purchase” and “sale” are defined broadly under the U.S. securities law. “Purchase” includes not only the actual purchase of a Security, but also any contract to purchase or otherwise acquire a Security. “Sale” includes not only the actual sale of a Security, but also any contract to sell or otherwise dispose of a Security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, bona fide gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative Securities.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

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Certification
I certify that I have received, reviewed and understand Zentalis Pharmaceuticals, Inc.'s Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if l am not an employee, affiliation with) Zentalis Pharmaceuticals, Inc. and/or any of its subsidiaries, to comply fully with the policies and procedures contained therein.

Print Name:
Signature:
Date:

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Appendix I
Preclearance of Transactions
Individuals Subject to Preclearance Requirement
All directors, officers and employees of the Company.
Preclearance Request Procedures
    A request for preclearance must:
•be in writing (including via email or via the Company’s equity platform);
•be made at least two business days in advance of the proposed transaction;
•include the identity of the Preclearance Person;
•include a description of the proposed transaction;
•include the proposed date of the transaction; and
•include the number of shares or other Securities involved.
In addition, unless otherwise determined by the Compliance Officers, the Preclearance Person must execute a certification that they are not aware of MNPI about the Company.
Each of the Compliance Officers and their designees shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by each of the Compliance Officers, or persons or entities subject to this policy as a result of their relationship with a Compliance Officer.
Preclearance approval remains valid for five business days, provided that the Compliance Officers may choose, in their sole discretion, to require the approved trade to be effected within fewer than five business days.
Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of MNPI, or becomes subject to a blackout period, before the transaction is effected, the transaction may not be completed.
Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law, and preclearance does not relieve anyone of their responsibilities under applicable securities laws.
None of the Company, the Compliance Officers, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

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Rule 10b5-1 Trading Plans
Trading Plan Requirements
A Trading Plan must:
•be submitted to and preapproved by the Compliance Officers;
•include a “Cooling Off Period” for
oSection 16 reporting persons that extends to the later of (1) 90 days after adoption or modification of a Trading Plan; and (2) two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oemployees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, include a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any MNPI about the Company or its Securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•be entered into in good faith at a time when the individual was not in possession of MNPI about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) (a) specify the amounts, prices, and dates of all transactions under the Trading Plan; or (b) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions; and (2) prohibit the individual from exercising any subsequent influence over the transactions; and
•comply with all other applicable requirements of Rule 10b5-1.
Restrictions
Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officers. In addition, individuals may not adopt more than one Trading Plan that is designed to effect a single trade in a 12-month period.
Section 16 Reporting
Although transactions effected under a Trading Plan will not require further preclearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and should include the identity of the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the

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purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.
Modifications and Terminations
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess MNPI. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officers and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the Securities underlying a Trading Plan will trigger a new Cooling-Off Period. For the avoidance of doubt, any Trading Plan entered into after termination of a prior Trading Plan is subject to preapproval by the Compliance Officers and must be in accordance with all of the guidelines set forth herein. Furthermore, modifications to and terminations of a non-Rule 10b5-1 trading arrangement are also subject to preapproval by the Compliance Officers.
Disclosure, Suspensions and Liability
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officers or the Board of Directors, in their discretion, determine that such suspension, discontinuation, or other prohibition is in the best interests of the Company. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officers, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan. Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.
The Compliance Officers may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officers deem necessary or advisable.

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